Exhibit 99.3

ChannelRe Holdings Ltd.
(Incorporated in Bermuda)

Consolidated Financial Statements
(UNAUDITED)
For the years ended December 31, 2007, 2006 and 2005
(expressed in U.S. dollars)

ChannelRe Holdings Ltd.
Consolidated Balance Sheets
As at December 31, 2007 and 2006
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

	2007 $	2006 $

Assets
Fixed-maturity securities at fair value (amortized cost $500,464 and $516,960)	500,948	508,040
Short-term investments at fair value (amortized cost $145,890 and $111,557)	146,204	111,285
Total investments available for sale	647,152	619,325

Cash and cash equivalents	27,991	11,290
Restricted cash	4,252	18,310
Accrued investment income	5,420	5,855
Deferred acquisition costs	37,830	41,846
Reinsurance premiums receivable	4,499	3,520
Derivative assets	60,000	220
Other assets	1,380	186

Total assets	788,524	700,552

Liabilities
Deferred premium revenue	148,534	163,922
Loss and loss adjustment expenses reserves	37,370	20,779
Payable to affiliates	256	7,226
Derivative liabilities	752,113	-
Accrued expenses	2,289	1,515

Total liabilities	940,562	193,442

Minority interest	(42,443)	141,525

Deficiency in assets / shareholders’ equity
Common shares and share premium
Common shares par value $1.00 - 120,000 shares authorized, 111,126 shares issued and outstanding (120,000 shares in 2006)	111	120
Share premium	244,247	263,750
(Deficit) / retained earnings	(354,529)	108,341
Accumulated other comprehensive income (loss)	576	(6,626)

Deficiency in assets / shareholders’ equity	(109,595)	365,585

Total liabilities and deficiency in assets / shareholders’ equity	788,524	700,552

The accompanying notes are an integral part of these consolidated financial statements.

ChannelRe Holdings Ltd.
Consolidated Statements of Operations
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands)
	2007 $	2006 $	2005 $

Revenue
Assumed premiums written	51,330	44,908	57,308
Decrease in deferred premium revenue	15,388	21,780	6,152
Premiums earned	66,718	66,688	63,460

Net investment income	30,116	25,653	19,507

Total revenues	96,834	92,341	82,967

Expenses
Losses incurred	20,289	6,660	10,082
Acquisition costs	17,206	17,360	16,232
Operating expenses	(315)	7,889	8,152

Total expenses	37,180	31,909	34,466

Gains and Losses
Net realized losses on investments	(38)	(340)	(1,645)
Net (losses) gains on derivative instruments and foreign exchange	(691,254)	1,877	(960)

Net realized and unrealized (losses) gains	(691,292)	1,537	(2,605)

Net (loss) income before minority interest	(631,638)	61,969	45,896

Minority interest	176,291	(17,300)	(12,809)

Net (loss) income for the period	(455,347)	44,669	33,087

The accompanying notes are an integral part of these consolidated financial statements.

ChannelRe Holdings Ltd.
Consolidated Statements of Changes in Deficiency of Assets / Shareholders’ Equity and Comprehensive Income (Loss)
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

	2007 $	2006 $	2005 $

Common shares and share premium
Common shares – par value $1.00
Balance – Beginning of period	120	120	120
Repurchase of shares	(9)	-	-
Balance – End of period	111	120	120

Share premium – Beginning of period	263,750	263,750	263,750
Share premium on repurchase of shares	(19,503)	-	-
Balance – End of period	244,247	263,750	263,750

Retained earnings (deficit)
Balance – Beginning of period	108,341	63,672	30,585
Net (loss) income	(455,347)	44,669	33,087
Repurchase of shares	(7,523)	-	-
Balance – End of period	(354,529)	108,341	63,672

Accumulated other comprehensive income (loss)
Balance – Beginning of period, before minority interest	(9,192)	(9,181)	(4,296)
Net change in unrealized appreciation (depreciation) of investments	9,990	(11)	(4,885)
Balance – End of period, before cumulative minority interest	798	(9,192)	(9,181)
Less minority interest	222	(2,566)	(2,562)
Balance – End of period, after minority interest	576	(6,626)	(6,619)

Deficiency in assets / shareholders’ equity	(109,595)	365,585	320,923

Comprehensive (loss) income
Net (loss) income	(455,347)	44,669	33,087
Net change in unrealized appreciation (depreciation) of investments, after minority interest	7,201	(7)	(3,522)

Comprehensive (loss) income	(448,146)	44,662	29,565

The accompanying notes are an integral part of these consolidated financial statements.

ChannelRe Holdings Ltd.
Consolidated Statements of Cash Flows
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands)
	2007 $	2006 $	2005 $

Cash flows provided by operating activities
Net (loss) income, after minority interest	(455,347)	44,669	33,087
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment losses	38	340	1,645
Amortization of bond premium (discount), net	(2,750)	735	3,662
Net realized and unrealized losses (gains) on derivative Instruments (including impairment reserves) excluding cash received and paid	692,333	(245)	(115)
Minority interest	(176,291)	17,300	12,809
Change in:
Deferred premium revenue	(15,388)	(21,780)	(6,152)
Loss and loss adjustment expense reserves	16,591	5,413	9,211
Deferred acquisition costs	4,016	5,773	1,716
Reinsurance premiums receivable	(979)	2,232	(11)
Accrued investment income	435	(43)	(938)
Other, net	(7,390)	3,067	1,658

	55,268	57,461	56,572

Cash flows used in investing activities
Proceeds from sales of investments available for sale net of receivable for investments sold	5,650	31,745	112,632
Proceeds from maturities of investments available for sale net of receivable for matured investments	15,650,756	5,101,976	41,082
Purchases of investments available for sale net of payable for investments purchased	(15,671,531)	(5,171,607)	(237,061)
Net change in restricted cash	14,058	(13,969)	1,792

	(1,067)	(51,855)	(81,555)

Cash flows used in financing activities
Repurchase of common shares	(27,035)	-	-
Repurchase of minority interest	(10,465)	-	-
	(37,500)	-	-

Increase (Decrease) in cash and cash equivalents	16,701	5,606	(24,983)

Cash and cash equivalents - Beginning of period	11,290	5,684	30,667

Cash and cash equivalents - End of period	27,991	11,290	5,684

The accompanying notes are an integral part of these consolidated financial statements.

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

1.	Organization and business

ChannelRe Holdings Ltd. (“the Company”) was funded and commenced operations as a Bermuda-domiciled holding company on February 12, 2004. The Company was incorporated with limited liability under the Bermuda Companies Act 1981.  The Company is the majority shareholder (72.09%) of Channel Reinsurance Ltd. (ChannelRe).  ChannelRe was also founded and commenced operations as a Bermuda-domiciled financial guarantee reinsurer on February 12, 2004.  ChannelRe was incorporated with limited liability under the Bermuda Companies Act 1981 and is registered as a Class 3 insurer under The Insurance Act 1978, amendments thereto and related regulations (“The Act”).

The sole shareholders of the Company are Koch Financial Re, Ltd. (Koch) (a wholly-owned subsidiary of Koch Industries); MBIA Insurance Corporation (MBIA) (a wholly-owned subsidiary of MBIA Inc.); Partner Reinsurance Company Ltd. (Partner Re); and RenaissanceRe Holdings Ltd. (RenRe). The Company’s initial capitalization was $264 million. In June 2007 the Company repurchased shares pro rata for a total consideration of $27.0 million (see note 8).

Under reinsurance treaties entered into with MBIA, ChannelRe assumed a $26 billion portfolio of in force business from MBIA in 2004 and continues to reinsure a share of MBIA business on both a treaty and facultative basis with the majority of business assumed on a facultative basis (See Note 24). The treaty is annually renewable on July 1 of each year.

As of December 31, 2007 and 2006, ChannelRe was rated Aaa by Moody’s and AAA by Standard & Poor’s (“S&P”). Subsequent to December 31, 2007, Moody’s downgraded ChannelRe to Aa3 (negative outlook) and S&P downgraded ChannelRe to AA with negative outlook (see Note 24).

2.	Risks and uncertainties

Adverse developments in credit markets, principally stemming from the sub prime mortgage crisis, have resulted in an adverse effect on the ChannelRe’s business, results of operations, and financial condition. These effects include significant mark-to-market losses on ChannelRe’s portfolio of reinsured credit default swaps, which are accounted for as derivative contracts and are marked to fair value as described in Notes 4(d) and 5. In 2007, ChannelRe recorded a $752.3 million loss in respect of these derivative contracts and this resulted in the Company’s deficiency of assets (negative shareholders’ funds) of $109.6 million at December 31, 2007.

ChannelRe continues to be materially exposed to risks associated with  continuing deterioration in the credit market sectors discussed above, as well as the spread of such deterioration to other sectors of the economy to which ChannelRe has material business exposure (see note 19). The extent and duration of any continued deterioration of the credit markets is unknown, as is the effect, if any, on potential claim payments and the ultimate amount of losses ChannelRe may incur on obligations it has guaranteed.

3.	Going concern and future strategy

ChannelRe believes that as its book of insured credit default swaps (“CDS”) does not contain typical CDS market standard features (see note 5) estimates of credit impairments are a better indicator of eventual losses than the mark to market losses and related derivative liability.  Current estimated credit impairments on the ChannelRe’s credit default swap contracts are significantly less than the derivative liability recorded on the balance sheet.

At December 31, 2007 the derivative liability was $752.1 million and the estimated credit impairments on CDS contracts were $153 million based upon the most recent available information as reported by MBIA.

(1)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

ChannelRe has prepared a cash flow forecast that assumes $78 million of the $153 million in CDS credit impairments as of December 31, 2007 will be paid over the next 5 years, with the  remainder ($75 million) being paid out beyond 5 years (see Note 5).  Cash flow is forecasted to be positive throughout this time frame.  Accordingly, ChannelRe believes that it has, for at least the next 12 months, sufficient liquidity to fund its obligations and its statutory capital is sufficient to comply with its regulatory solvency requirements.

Due to Channel Re’s credit rating downgrades subsequent to year end (see Note 24), MBIA in accordance with the reinsurance agreement between ChannelRe and MBIA has the option to terminate the reinsurance agreement and either take back all the ceded business or discontinue ceding new business to ChannelRe.  Alternatively MBIA has the option to increase the ceding commission it charges on a prospective basis.

The Company is currently considering its future strategic options to address the Company’s deficiency in assets and the slow down in ChannelRe’s business. In May 2008, ChannelRe and MBIA reached an agreement in principle that includes, among other things, the cancellation of seven reinsurance transactions previously assumed by ChannelRe and the stipulation that MBIA will not exercise its option to increase its ceding commissions charged to ChannelRe.

4.	Significant accounting policies

(a)	Basis of preparation
These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).   All significant intercompany balances and transactions have been eliminated on consolidation.

Minority interests consist of direct investments by MBIA and Koch (27.91%) in Channel Re.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.  The most significant estimates, which as at December 31, 2007 are significantly more judgemental than in prior years, involve determining the fair value of derivative instruments (Note 4d) and the setting of loss and loss adjustment expenses (Note 4g).  Certain amounts in prior years were reclassified to conform to the current year presentation.

(b)	Investments
The fixed-maturity investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses reflected in accumulated other comprehensive income (loss) in shareholders’ equity (deficit).  The fair value of fixed-maturity securities available for sale is based upon quoted market prices, if available.  If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

The Company’s process for identifying declines in the fair value of investments that are other than temporary involves consideration of several factors.  These factors include (i) the time period during which there has been a significant decline in value, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline, (iv) an analysis of the collateral structure and other credit support, as applicable of the securities in question and (v) management’s intent and ability to hold the investment for a sufficient period of time for the value to recover.  Where the  analysis of the above factors results in the  conclusion that declines in fair values are other than temporary,

(2)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

the cost of the security is written down to fair value and the previously unrealized loss is therefore realized in the period such determination is made.

With respect to securities where the decline in value is determined to be temporary and the security’s value is not written down, a subsequent decision may be made to sell that security and realize a loss.  Subsequent decisions on security sales are made within the context of overall risk monitoring, changing information, market conditions generally and assessing value relative to other comparable securities. Bond discounts and premiums are amortized using the effective yield method over the remaining term of the securities.  For pre-refunded bonds, the remaining term is determined based on the contractual refunding date.  Investment income is recorded as earned.  Realized gains or losses on the sale of investments are determined by specific identification and are included in the statement of operations under the caption “net realized gains/losses on investments.”

Short-term investments are carried at fair value, and include all fixed-maturity securities with a remaining term to maturity of less than one year.

(c)	Cash and cash equivalents
Cash and cash equivalents include cash on hand and demand deposits with banks with original maturities of less than 90 days.

(d)	Derivative instruments
Derivatives are accounted for under SFAS No.133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. Transactions entered into that are accounted for under SFAS No.133, as amended, are comprised of certain financial guarantee contracts (credit default swaps) assumed from MBIA and a put option agreement with Two Rock ABC Trust.  Changes in the fair value of these derivative instruments are recorded each period in current results as a realized gain or loss and on the balance sheet as derivative assets or liabilities.

ChannelRe has reinsured credit derivatives as an alternative form of financial guarantee. These reinsured credit derivative contracts are accounted for at fair value with changes in fair value recorded in earnings since they do not qualify for the financial guarantee scope exception under SFAS 133, as amended. ChannelRe has reinsured portions of MBIA’s credit derivative portfolio which primarily consists of structured pools of credit default swaps (“CDS contracts”). The CDS contracts principally reference obligations consisting of various asset classes. These contracts have different terms than the typical market standard CDS contracts that are traded between other capital markets participants. In general, the reinsured CDS contracts are held until maturity, do not require the posting of collateral, the payment terms are structured on a “pay as you go basis”, and the contracts generally cannot be accelerated unless at MBIA’s option.

Consistent with industry practice in 2007, the Company presents the premium for reinsured CDS policies as premium revenue, and the related commission expense as acquisition costs. The financial guaranty industry has discontinued this practice in 2008.

Historically, there has not been a market for the transfer of such highly structured insured credit derivative contracts, in part because of the contractual differences noted above.   Since there are no active market transactions in these exposures, MBIA generally uses vendor-developed and proprietary models, depending on the type and structure of the contract, to estimate the fair value of the derivative contracts. The MBIA CDS valuation model simulates what MBIA believes a bond insurer would charge to guarantee the transactions on the measurement date, based on the market-implied default risk and subordination of the underlying collateral and any estimated impairment.  ChannelRe records its relative share of the

(3)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

reported MBIA mark. Management reviews the mark for reasonableness and, on an individual transaction basis, will adjust the mark to reflect the estimated credit impairment if additional information becomes available. Credit impairments on derivative transactions are reflected in “net (losses) gains on derivative instruments and foreign exchange” in the statement of operations and the related liability is presented on the balance sheet in the line “derivative liabilities”.

(e)	Premium revenue recognition
Instalment premiums are recorded as written at each instalment due date and are earned over the respective instalment period, which equates to the period of risk and is generally less than one year.  All other premiums are recorded as written at the inception of the policy and are earned in proportion to the expiration of the related risk.  Therefore, for transactions in which the premium is received upfront, premium earnings are greater in the earlier periods when there is a higher amount of exposure outstanding.  The upfront premiums are apportioned to individual sinking fund payments of a bond issue according to an amortization schedule.  After the premiums are allocated to each scheduled sinking fund payment, they are earned on a straight-line basis over the period of that sinking fund payment.  When a policy is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium, less any amount credited to a refunding issue reinsured by ChannelRe, is recognized in income at that time.  Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired terms of policies in force.

(f)	Policy acquisition costs
Policy acquisition costs include only those expenses that vary with and are primarily related to the production of business. Such costs include ceding commissions paid to MBIA on reinsurance assumed, salaries and related costs of underwriting personnel, premium taxes, and certain other underwriting expenses.  Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.   Deferred policy acquisition costs are limited to their estimated realizable value based on the related unearned premiums.  Anticipated losses and loss adjustment expenses, based on historical and current experience, and anticipated investment income related to those premiums are considered in determining the recoverability of deferred acquisition costs.

(g)	Losses and loss adjustment expenses (LAE)
The Company’s liability for losses and loss adjustment expenses consists of case basis reserves and an unallocated reserve and are recorded based on management’s best estimate.

Case basis reserves and LAE are established based on reports received from MBIA, supplemented by management’s judgment, and represent ChannelRe’s best estimate of identified losses, including costs of settlement on the obligations it has reinsured in reinsurance form.  It does not include impairments on CDS assumed in derivative form as described in 4(d) above.  ChannelRe records a case basis provision for losses and related LAE when reported by MBIA or when, in ChannelRe’s opinion, an insured risk is in default or a default is probable and the amount of the loss is reasonably estimable.  The amount of the case basis reserve with respect to any policy is based on the net present value of the expected ultimate losses and loss adjustment expense payments that ChannelRe expects to pay with respect to such policy, net of expected recoveries under salvage and subrogation rights. The amount of the expected loss, net of expected recoveries, is reported on a discounted basis by MBIA.  The discount rate used at December 31, 2007, 2006 and 2005 was approximately 5.0%.  This discount rate approximates the yield to maturity of the ChannelRe’s fixed-income portfolio.  ChannelRe believes this yield is an appropriate rate of return for present valuing its reserves as it reflects the rate of return on the assets supporting future claim payments by the ChannelRe.  Management reviews the insured portfolio on a continuous basis to identify problem credits.

(4)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

Establishment of case basis reserves for losses and loss adjustment expenses requires the use and exercise of significant judgment, including estimates regarding the likelihood of occurrence and amount of a loss on an insured obligation. Actual experience may differ from estimates and such difference may be material, due to the fact that the ultimate dispositions of claims are subject to the outcome of events that have not yet occurred and, in certain cases, will occur over many years in the future. Examples of these events include changes in the level of interest rates and credit deterioration of insured obligations.

The unallocated loss reserve is established on an undiscounted basis.  ChannelRe’s unallocated loss reserve represents ChannelRe’s estimate of losses that have or are probable to occur as a result of credit deterioration in the ChannelRe’s insured portfolio but which have not yet been specifically identified and applied to specific insured obligations. ChannelRe currently allocates 12% of scheduled earned premium to the unallocated loss reserve.  ChannelRe bases this policy on MBIA’s policy, which allocates the same percentage of earned premium to unallocated loss reserves. ChannelRe adopted the MBIA policy based on management’s assessment that the credit characteristics of the ChannelRe insured portfolio are similar to the MBIA insured portfolio. Management reviews the continued applicability of the 12% factor to the ChannelRe’s portfolio on an on going basis, and if appropriate based on management’s judgement, adjusts the unallocated loss reserve in order to maintain an adequate level of loss reserves.

Additionally, for the year ended December 31, 2005, ChannelRe followed an internal guideline that limited the reduction of the unallocated loss reserve in respect of a single default. Specifically, no more than 15% of the unallocated loss reserve balance at quarter end could be used to offset a case reserve associated with a single default.  In 2006, based on management’s assessment of ChannelRe’s unallocated loss reserves, this internal guideline was removed provided that in management’s opinion the Unallocated Reserve remains reasonable.

(h)	Foreign currency translation
Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates.  Operating transactions in foreign currencies are translated at average rates of exchange prevailing during the year. Gains and losses resulting from foreign currency are recorded in current results.

(i)	Minority interest
Minority interest reflects MBIA and Koch’s direct investments in ChannelRe.  Their minority interest in ChannelRe’s income (loss) is reflected as a reduction to net income (loss) on the statement of operations.  The minority interest in ChannelRe’s net assets (deficiency) is reported on the balance sheet.

(j)	Recent accounting developments
ChannelRe recognizes that there is diversity in practice among financial guarantee insurers and reinsurers with respect to their accounting policies for loss reserves.  Current accounting literature, specifically Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 60 “Accounting and Reporting by Insurance Enterprises” (FAS 60) and FASB Statement of Financial Accounting Standards No. 97 “Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments” (FAS97), do not specifically address the unique characteristics of financial guarantee insurance contracts.  Consequently, the accounting principles applied by the industry, which are followed by ChannelRe, have evolved over time and incorporate the concepts of both short-duration contracts, accounted for under the provisions of FAS 60, and long-duration contracts accounted for under the provisions of FAS 97, as well as other accounting literature, such as FASB No. 5 “Accounting for Contingencies” and Emerging Issues Task Force (EITF) Issue No.85-20 “Recognition of Fees for Guaranteeing a Loan.”

(5)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

In May 2008, the FASB issued SFAS 163, Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60 (“SFAS 60”). This Statement clarifies how SFAS 60, Accounting and Reporting by Insurance Enterprises, applies to financial guarantee insurance contracts. This standard, among other things, changes current industry practices with respect to the recognition of premium revenue and claim liabilities. Under this standard, a claim liability on a financial guarantee insurance contract would be recognized when the insurance enterprise expects that a claim loss will exceed the unearned premium revenue (liability) for that contract based on expected cash flows. The discount rate used to measure the claim liability would be based on the risk-free market rate and updated each quarter. Premium revenue recognition, under the standard, will be based on applying a fixed percentage of the premium to the amount of outstanding exposure at each reporting date (referred to as the level-yield approach). In addition, in regard to financial guarantee insurance contracts where premiums are received in instalments the standard requires that an insurance enterprise should recognize an asset for the premium receivable and a liability for the unearned premium revenue at inception of a financial guarantee insurance contract. The standard also requires expanded disclosures about financial guarantee insurance contracts. The Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for disclosures about the insurance enterprise’s risk-management activities. Disclosures about the insurance enterprise’s risk-management activities are effective the first period beginning after issuance of the Statement. The Company expects that the initial effect of applying the provisions of the standard will be material to the Company’s financial statements. In particular, the Company expects that implementation of this guidance will cause the Company to de-recognize some or all of its reserves for unallocated losses and loss adjustment expenses and preclude it from providing such reserves in the future (see Note 15).

In February 2007, the FASB issued FAS No. 159 (“FAS 159”), Fair Value Option for Financial Assets and Financial Liabilities. This Statement provides companies with an option to report selected financial assets and liabilities at fair value. The Statement requires the fair value of the assets and liabilities that the company has chosen to fair value be shown on the face of the balance sheet. The standard also requires companies to provide additional information to enable users of the financial statements to understand the company’s reasons for electing the fair value option and how changes in the fair values affect earnings for the period. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective for fiscal years beginning on or after November 15, 2007. Management has not currently elected to apply the option and, therefore, does not anticipate this Statement will have a material impact on the Company’s financial statements for the first quarter of 2008.

In September 2006, the FASB issued FAS No. 157 (“FAS 157”), Fair Value Measurements. This Statement provides guidance for using fair value to measure assets and liabilities and associated disclosures about fair value measurement. Under this standard, the definition of fair value focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). FAS 157 clarifies that fair value is a market-based measurement, not an entity-specific measurement, and establishes a fair value hierarchy with the highest priority being quoted prices in active markets and the lowest priority to unobservable data. Further, FAS 157 requires expanded disclosures of the fair value measurements by level within the fair value hierarchy. FAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  In February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157”, which delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company will adopt the provisions of FAS 157, excluding non-financial assets and liabilities per FSP FAS 157-2, beginning January 1, 2008. Management is currently evaluating the specific effects of

(6)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

the implementation of this Statement on the Company’s financial statements for 2008 and the impact is expected to be significant.

(k)	Segment information
The Company has one reportable segment, financial guarantee reinsurance.

(7)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

5.	Derivative instruments

Credit default swaps

ChannelRe has reinsured a number of CDS transactions originated by MBIA. As these transactions are derivatives under FAS 133, they are required to be marked to market (fair valued). CDS transactions ceded to ChannelRe are marked to market based on the relative proportion of the MBIA mark.  As there are no directly observable market valuations available for these transactions they are marked to market by MBIA utilizing an internally developed model. Management reviews the mark for reasonableness and, on an individual transaction basis, will adjust the mark to reflect the estimated credit impairment if additional information becomes available.

At December 31, 2007 the total change in mark to market on ChannelRe’s insured CDS portfolio gave rise to a derivative liability of $752.1 million (2006 – derivative asset $0.2 million).

ChannelRe’s credit default swaps are primarily guarantees of collateralised debt obligations (“CDOs”). The collateral for the reinsured derivatives are cash securities and credit default swaps referencing primarily corporate, asset-backed, residential mortgage-backed, commercial mortgage-backed and collateralised debt obligation securities.

The reinsured CDS contracts are written to replicate the economics of ChannelRe’s financial guarantee policies and do not contain typical CDS market standard features.  Specifically, ChannelRe is not required to post collateral.  Further, ChannelRe’s obligations are generally for timely interest and ultimate principal thus any loss payments are on a “pay-as-you-go” basis so the bulk of any loss payments are most likely to be at final maturity many years into the future.  CDS protection is generally provided at the most senior liabilities of structured finance transactions and at inception of the contract generally had more subordination than needed to achieve triple-A ratings from credit rating agencies.

A significant widening of credit spreads in the latter half of 2007, combined in certain instances with some deterioration in the underlying collateral, resulted in ChannelRe recording very significant mark-to-market losses on reinsured CDS contracts of $752.3 million for the year ended December 31, 2007. For the years ended December 31, 2006 and 2005, ChannelRe recorded mark-to-market gains of $0.3 million and $0.1 million, respectively. The fair value adjustment relating to the contingent capital facility put option discussed below is netted from this change in the statement of operations in the caption “net (losses) gains on derivative instruments and foreign exchange”.

ChannelRe believes that mark-to-market losses are not necessarily predictive of future claims and, except for the credit impairment element (see below), the remaining marks will net to zero over the remaining life of the reinsured credit derivatives. ChannelRe currently anticipates that MBIA will hold the affected credit derivatives to maturity in line with the normal practice for primary financial guarantor companies.

At December 31, 2007 ChannelRe reinsured 9 CDS contracts with credit impairment.  MBIA has provided ChannelRe with a discounted loss estimate of $153 million on these transactions.  Three of these transactions are  CDO-squared transactions, which are CDOs collateralised primarily by other CDOs, and have a loss estimate of $78 million that is expected to be paid out over the next 5 years. On the remaining 6 transactions, which are multi-sector ABS CDOs, losses are estimated to be $75 million and are expected to be paid out beyond 5 years.  This estimated credit impairment is included within the mark to market losses included in the caption “net (losses) gains on derivative instruments and foreign exchange” in the statement of operations and the derivative liability is reflected on the balance sheet.  Accordingly, these credit impairments are not included

(8)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

in Losses incurred or Loss and loss adjustment expense reserves. See note 2 for risks and uncertainties relating to these estimates.

For the years ended December 31, 2007, 2006 and 2005 the impact on income (loss) from reinsured CDS transactions is summarized below:

	2007 $	2006 $	2005 $

Premiums written	16,099	11,603	10,903
Decrease (increase) in deferred premium revenue	(378)	673	(1,113)
Premiums earned	15,721	12,276	9,790
Losses incurred	(1,886)	(1,473)	(1,175)
Acquisition costs	(3,660)	(2,910)	(2,359)
Unrealized gains on reinsured credit derivatives	(752,305)	253	79

Net income from reinsured CDS transactions	(742,130)	8,146	6,335

Contingent capital facility

In February 2005, ChannelRe entered into a put option agreement with Two Rock ABC Trust (“the Trust”).  The put option agreement provides ChannelRe with the irrevocable right at any time to put up to $100 million of its non-cumulative perpetual Series B Preferred Shares in $25 million increments.  Under the terms of the put option agreement, ChannelRe is obligated to reimburse the Trust quarterly for certain fees and ordinary expenses.  The put option agreement is perpetual but would terminate on delivery of notice by ChannelRe on or after February 11, 2010,  or under certain defined circumstances, such as the failure of ChannelRe to pay the put option premium when due or bankruptcy.  The put option is a derivative and as such is recorded at fair value with changes in fair value recognized in earnings.  For the years ended December 31, 2007, 2006 and 2005, the fair value adjustment was a $60.0 million credit to income, an $8 thousand charge to income, and a $36 thousand credit to income, respectively, and is netted from the fair value adjustment relating to reinsured CDS contracts within the caption “net (losses) gains on derivative instruments and foreign exchange” in the statement of operations. As at December 31, 2007 and 2006, the derivative asset was $60.0 million and $28 thousand, respectively.

ChannelRe estimates the fair value of the put option by comparing the estimate of the market value of the underlying Trust units to the fair value of the underlying Trust assets of $100 million. This basis of measuring fair value is used as, in the opinion of management, the put option is inextricably linked to the Trust and investors look through to the credit quality of ChannelRe since ChannelRe has the irrevocable right at any time to exercise the put option and issue the non-cumulative perpetual Series B Preferred Shares. The market value of the Trust units is estimated based on management’s assessment of valuations received from an investment bank which uses quoted market prices (if available), market trades of similar financial instruments (if available) and/or broker quotes. Although the valuation represents the best available market pricing information, it is a function of the currently stressed credit markets and future developments in the market will cause changes to the estimated fair value of the put option.

6.	Pledged assets

ChannelRe entered into trust agreements with MBIA on February 12, 2004 (and as amended February 11, 2005) for the benefit of MBIA and any future cedents.  Under the agreements, premiums plus any proceeds from exercising the put option on the contingent capital facility will be deposited into the Trust accounts. The

(9)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

trust accounts are subject to withdrawal by the beneficiaries to satisfy any unpaid portion of ChannelRe’s reinsurance obligations and are not available for general corporate purposes.  At December 31, 2007 and 2006, the balance in the trust accounts totalled $495.0 million and $463.8 million, respectively.  The balance in the trust accounts is invested in fixed maturity securities, short term investments and cash and cash equivalents. Amounts invested in cash and cash equivalents at December 31, 2007 and 2006 were $4.3 million and $18.3 million, respectively.  These amounts are therefore restricted from being available for the benefit of any other creditors or shareholders.

7.	Limitation on dividends and share repurchase

The Company was not permitted to declare a dividend or purchase its own shares prior to February 12, 2007.  Since that date, if the board of directors of the Company determines that excess capital exists, it may declare a pro-rata share repurchase or a dividend that is less than or equal to available excess, as such term is calculated pursuant to the Shareholders Agreement by and among the Company and its shareholders.  Any reduction in capital resulting from the pro-rata share repurchase must be approved by an affirmative vote of at least 9 directors of the board of directors; provided that such pro-rata share repurchase may only be made under circumstances where a dividend of equal amount would be permitted.  The Company may not declare a share repurchase that is not pro-rata.  The distributable net income of the Company is restricted by the arrangements with related parties described in note 22 and the cash amounts that may be distributed are restricted as described in note 6.

The Company may not repurchase its shares if such repurchase would, in the opinion of the board of directors, cause adverse tax consequences either to the Company or any of its shareholders.

In the event the Master Agreement between ChannelRe and MBIA Insurance Corporation expires, then there are certain restrictions on the declaration and payment of dividends unless ChannelRe’s exposure under all reinsurance agreements has been eliminated by means of novation, commutation or otherwise.

8.	Share repurchase

On May 17, 2007 the board of directors approved the pro rata share repurchase of 8,874 Common shares, for a total consideration of $27.0 million provided from share capital ($9 thousand), share premium ($19.5 million), and retained earnings ($7.5 million).  The share repurchase was completed in June 2007.  There was no change in the proportionate voting interest of the holders of the Class A common shares as a result of the share repurchase.  Additionally, the minority interest was reduced on a parri passu basis with the reduction in the common share capital for a consideration of $10.5 million.

9.	Share capital

The authorized share capital of the Company consists of 120,000 common shares, par value U.S.$1.00 per share.

10.	Premiums earned from refunded and called reinsured bonds

For the years ended December 31, 2007, 2006 and 2005, premiums earned included $7.6 million, $11.2 million and $3.8 million, respectively, related to refunded and called reinsured bonds.

(10)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

11.	Investments

ChannelRe’s investment objective is to maximize total returns while emphasizing the preservation of capital through maintenance of high quality investments with adequate liquidity.  ChannelRe’s investment policies limit the amount of credit exposure to any one issuer.  The fixed maturity portfolio is comprised of high quality investments of diversified maturities.

The amortized cost, fair value and related unrealized gains (losses) of investments are as follows:

	Amortized cost $	Gross unrealized gains $	Gross Unrealized losses less than 12 months $	Gross Unrealized losses more than 12 months $	Net unrealized gains (losses) $	Fair value 2007 $

December 31, 2007
Fixed maturities:
United States treasury and government agency	260,793	3,893	-	(1,381)	2,512	263,305
Corporate and other obligations	120,712	568	(518)	(1,281)	(1,231)	119,481
Mortgage-backed securities	101,248	231	(650)	(475)	(894)	100,354
Foreign government and agency	17,711	98	(1)		97	17,808
Total Fixed maturities	500,464	4,790	(1,169)	(3,137)	484	500,948

Short-term investments	145,890	571	(10)	(247)	314	146,204

Total investments	646,354	5,361	(1,179)	(3,384)	798	647,152

	Amortized cost $	Gross unrealized gains $	Gross Unrealized losses less than 12 months $	Gross Unrealized losses more than 12 months $	Net unrealized losses $	Fair value 2006 $

December 31, 2006
Fixed maturities:
United States treasury andgovernment agency	279,809	64	(1,581)	(4,482)	(5,999)	273,810
Corporate and other obligations	137,516	100	(252)	(2,619)	(2,771)	134,745
Mortgage-backed securities	99,635	36	(44)	(142)	(150)	99,485
Total Fixed maturities	516,960	200	(1,877)	(7,243)	(8,920)	508,040

Short-term investments	111,557	293	(12)	(553)	(272)	111,285

Total investments	628,517	493	(1,889)	(7,796)	(9,192)	619,325

(11)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

As of December 31, 2007 gross unrealized losses totalled $4.6 million (2006 - $9.7 million).  There were 51 securities (2006 – 118 securities) in an unrealized loss position for a continuous twelve month period or longer, and none of these securities had unrealized losses in which their book value exceeded the market value by more than 6%. ChannelRe management has concluded that the unrealized losses are temporary in nature because there was no deterioration in credit quality and all securities were rated A or better. Additionally, ChannelRe has both the ability and intent to hold these investments until the value recovers to an amount at least equal to amortized cost or to maturity.

The contractual maturities of fixed maturity securities are shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2007 the portfolio’s long-term average maturity was 4.41 years (2006 - 4.79 years); the portfolio’s duration was 2.95 years (2006 - 3.06 years).

	Amortized cost $	Fair value $	Amortized cost $	Fair value $
	12/31/07	12/31/07	12/31/06	12/31/06

Beyond 1 year but within 5 years	152,266	152,754	173,410	169,918
Beyond 5 years but within 10 years	84,218	85,107	83,730	82,109
Beyond 10 years but within 15 years	26,746	26,693	43,214	42,256
Beyond 15 year but within 20 years	8,403	8,480	4,671	4,681
Beyond 20 years	127,583	127,560	112,300	109,591
Mortgage-backed securities	101,248	100,354	99,635	99,485

Total	500,464	500,948	516,960	508,040

The credit quality of the investments at December 31, 2007 and December 31, 2006, based on the lower of the Moody’s and S&P rating for each security, was as follows:

Rating	Percentage of market value December 31, 2007%	Percentage of market value December 31, 2006%

Aaa/AAA	71	72
Aa/A	14	14
A	15	14
	100	100

(12)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

12.	Net Investment income

Net investment income is derived from the following sources:

	2007 $	2006 $	2005 $

Interest and amortization	31,113	26,611	20,356
Investment expenses	(1,000)	(958)	(849)

Net investment income	30,113	25,653	19,507

Proceeds from sales and maturities of fixed maturity securities for the years ended December 31, 2007, 2006 and 2005 were $15,656 million, $5,134 million and $154 million, respectively.  During 2007 and 2006, ChannelRe maintained a short portion of its investment portfolio which was rolled over on a regular basis and resulted in a high level of proceeds from maturities.  Gross gains of $nil, $51 and $381, were realized for the years ended December 31, 2007, 2006 and 2005, respectively. Gross losses of $38, $391 and $2,026 were realized for the years ended December 31, 2007, 2006 and 2005, respectively.  There were no losses due to other than temporary impairments in 2007, 2006 or 2005.

13.	Deferred acquisition costs

Acquisition costs deferred for amortization against future income and related amortization charged to expenses are as follows:
	2007 $	2006 $	2005 $

Balance, beginning of year	41,846	47,619	49,335
Policy acquisition costs	13,190	11,587	14,515
Costs amortized during the year	(17,206)	(17,360)	(16,231)

Balance end of year	37,830	41,846	47,619

14.	Other assets

Included in Other assets is a $1.2 million (December 31, 2006 - $nil) salvage recoverable (as advised by MBIA) relating to the underlying assets of a previously reinsured credit, on which a loss was paid in 2007.

(13)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

15.	Loss and loss adjustment expense (“LAE”) reserves

The liability for losses and loss expenses is comprised of both the estimated liability for case specific losses and a reserve for unallocated losses. Activity in the liability for losses and loss expenses was as follows (for the years ended December 31):

	2007 $	2006 $	2005 $
Case basis loss and LAE reserves
Balance at beginning of period	6,262	4,486	917
Case basis transfers from unallocated loss reserve	5,541	3,023	1,512
Additional incurred losses	13,200	-	2,927
Paid losses and LAE expense	(3,698)	(1,247)	(870)
Ending case basis reserve	21,305	6,262	4,486

Unallocated loss reserve
Balance at beginning of period	14,517	10,880	5,238
Losses and LAE established	7,089	6,660	7,154
Case basis transfers from unallocated loss reserve	(5,541)	(3,023)	(1,512)
Ending unallocated loss reserve	16,065	14,517	10,880

Unpaid losses and loss expenses, end of period	37,370	20,779	15,366

For the years ended December 31, 2006 and 2005, case incurred losses primarily consisted of reinsured obligations on three sub-prime housing market deals issued by Provident Bank Home Equity Loan Trust (“Provident”).  For the year ended December 31, 2007, case incurred losses consisted primarily of both obligations on Provident, and reinsured prime home equity lines of credit and closed-end second mortgage-backed securities (“HELOC and CES”).

In 2005, ChannelRe established case losses for Provident in the amount of $4.5 million and as the amount of the loss incurred was in excess of 15% of the unallocated reserve balance at that time, the transfer from unallocated loss reserves for this case loss was limited to 15%, or $1.6 million, with $2.9 million being charged to income.  In 2006, ChannelRe increased case losses for Provident in the amount of $1.2 million, net of paid losses of $1.1 million.  In 2007 ChannelRe increased case losses for Provident in the amount of $1.5 million, net of paid losses of $2.3 million. The incurred losses on Provident in 2007 and 2006 were fully absorbed by the unallocated reserve.

Also in 2007, the Company established case basis losses of $14.0 million related to HELOC and CES insured obligations.   Based on management’s assessment on the adequacy of the unallocated reserve, only $0.8 million was absorbed by the unallocated reserve, and $13.2 million was charged to income.

During 2007, 2006 and 2005 the Company raised its unallocated loss reserves by an amount equal to 12% of scheduled earned premium, as discussed in note 4g.

In 2007 there was adverse development of $4.7 million in respect of prior year case basis losses recorded in the current year, being mainly Provident.  In 2006 adverse development of prior year case basis losses was $2.7 million, again being mainly Provident.  In 2005 prior year case basis losses improved by $0.1 million.   New case basis losses established during 2007, 2006 and 2005 were $14.0 million, $0.3 million and $4.6 million, respectively.

(14)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

Total incurred losses for the years ended December 31, 2007, 2006 and 2005 were $20.3 million, $6.7 million and $10.1 million respectively.  This represents an amount equal to 12% of scheduled earned premium in each year plus amounts of $13.2 million, $nil and $2.9 million for each year, respectively.  The $13.2 million addition in 2007 is comprised of additional case reserves for HELOC and CES reinsured obligations.  The $2.9 million addition in 2005 represents reserve increases for Provident that were in excess of 15% of the unallocated reserve at that time.

ChannelRe is following derivative accounting presentation. MBIA has reported to ChannelRe credit impairments of $153 million on reinsured credit default swaps that are accounted for as derivative transactions. These credit impairments are reflected in the statement of operations and the derivative liability reflected on the balance sheet and, therefore, are not included in losses incurred or in loss and loss adjustment reserves.

16.	Exposure to U.S. subprime residential mortgage-backed securities (“U.S. RMBS”)

Over the last several months, there has been growing stress in the U.S. residential mortgage market, particularly related to mortgage loans originated during 2005, 2006 and 2007 to which ChannelRe is exposed to both prime and subprime mortgages through its reinsurance of MBIA.  As a reinsurer, ChannelRe does not have direct U.S. subprime exposure to mortgage loans originated from 2005 to 2007 as of December 31, 2007 or 2006. ChannelRe’s U.S. RMBS direct subprime exposure for years prior to 2005 was $96 million as of December 31, 2007 (December 31, 2006 - $135 million)

At December 31, 2007 ChannelRe also had non-U.S. RMBS direct subprime exposure of $18.0 million (December 31, 2006 - $74.6 million).

Additionally, ChannelRe has exposure to both U.S. RMBS and non U.S. RMBS within CDOs – see note 18.

17.	Exposure to HELOC and CES

The stress in the U.S. residential mortgage market has extended to prime home equity lines of credit and closed-end second mortgage backed securities.  Through its reinsurance of MBIA, ChannelRe has exposure to HELOC and CES for certain reinsured credits and has established case basis loss reserves – see Note 15.  At December 31, 2007 ChannelRe’s exposure to U.S. HELOC and CES was $347.1 million (December 31, 2006 - $325.7 million) and exposure to non-U.S. HELOC and CES was $51.6 million (December 31, 2006 - $46.6 million).  Of the U.S. HELOC and CES exposure at December 31, 2007, $205.0 million was in respect of loans originated from 2005 to 2007 (December 31, 2006 - $71.2 million).

Additionally, ChannelRe has exposure to both HELOC and CES within CDOs – see note 18.

(15)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

18.	Exposure to collateralized debt obligations (“CDOs”) and related instruments

Through its reinsurance of MBIA, ChannelRe provides guarantees on tranches of CDOs as well as on structured CMBS and corporate credit pools.  These were generally written in credit default swap form as discussed in note 5.  The collateral is diversified by vintage and collateral type and is detailed below (in millions).

As at December 31, 2007	U.S.	Non-U.S.	Total
(in $ millions)	$	$	$
High yield assets	851	644	1,495
Investment grade assets	2,367	8,729	11,096
Multi-sector CDOs	3,879	1,357	5,236
CMBS pools and CRE CDOs	6,838	340	7,178
	13,935	11,070	25,005

As at December 31, 2006	U.S.	Non-U.S.	Total
(in $ millions)	$	$	$
High yield assets	923	508	1,431
Investment grade assets	1,357	7,975	9,332
Multi-sector CDOs	1,993	797	2,790
CMBS pools and CRE CDOs	2,348	249	2,597
	6,621	9,529	16,150

High yield assets largely comprise corporate loan transactions that are diversified by vintage and geography.

Investment grade assets largely reference pools of investment grade corporate credits.

Multi-sector CDOs are transactions that include a variety of structured finance asset classes in their collateral pools.  The collateral includes asset backed, residential mortgage backed – both prime and subprime, commercial mortgage backed and other CDO securities.

CMBS pools and commercial real estate (“CRE”) CDOs are structured pools primarily supported by collateral from the commercial real estate sector.

(16)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

19.	Outstanding exposure

ChannelRe’s policies reinsure the scheduled payments of principal and interest on municipal and asset-backed obligations.  The principal amount reinsured and the terms to maturity (inclusive of the exposures detailed in notes 17, 18 and 19) are as follows (in millions):

December 31, 2007

(in $ millions)	Public finance		Structured finance		Total portfolio
Term to maturity in years	Outstanding par $	% of outstanding par	Outstanding par $	% of outstanding par	Outstanding par $	% of outstanding par

0 to 5	884	2.1	5,549	12.9	6,433	15.0
5 to 10	1,533	3.6	8,409	19.5	9,942	23.1
10 to 15	2,793	6.5	1,303	3.0	4,096	9.5
15 to 20	2,426	5.6	256	0.6	2,682	6.2
20 and above	5,528	12.8	14,367	33.4	19,895	46.2

Total	13,164	30.6	29,884	69.4	43,048	100.0

December 31, 2006

(in $ millions)	Public finance		Structured finance		Total portfolio
Term to maturity in years	Outstanding par $	% of outstanding par	Outstanding par $	% of outstanding par	Outstanding par $	% of outstanding par

0 to 5	774	2.2	4,953	14.0	5,727	16.2
5 to 10	1,736	4.9	6,608	18.7	8,344	23.6
10 to 15	3,045	8.6	1,535	4.4	4,580	13.0
15 to 20	2,869	8.1	281	0.8	3,150	8.9
20 and above	6,057	17.1	7,512	21.2	13,569	38.3

Total	14,481	40.9	20,889	59.1	35,370	100.0

(17)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

ChannelRe seeks to maintain a diversified portfolio of reinsured municipal and asset-backed obligations designed to spread its risk across a number of geographic areas.  The distribution of principal reinsured as of December 31, 2007 and 2006 is set forth in the following table (in millions):

(in $ millions)	Outstanding par $	% of Outstanding par	Outstanding par $	% of Outstanding par
	12/31/07		12/31/06
United States
California	1,806	4.2	1,902	5.4
New York	1,287	3.0	1,348	3.8
Massachusetts	743	1.7	799	2.3
Florida	604	1.4	884	2.5
Illinois	519	1.2	549	1.6
Texas	517	1.2	586	1.7
New Jersey	514	1.2	564	1.6
Puerto Rico	489	1.1	557	1.6
Pennsylvania	296	0.7	391	1.1
Washington	283	0.7	393	1.1
Colorado	258	0.6	289	0.8
Subtotal	7,316	17.0	8,262	23.5
Other states and territories	3,072	7.1	3,286	9.1
Nationally diversified	17,206	40.0	10,182	28.8

Total United States	27,594	64.1	21,730	61.4

Non-United States
United Kingdom	1,565	3.6	1,493	4.2
Germany	857	2.0	556	1.6
Turkey	446	1.0	412	1.2
Australia	363	0.8	437	1.2
Chile	196	0.5	228	0.6
Mexico	183	0.4	178	0.5
Portugal	83	0.2	105	0.3
France	65	0.2	68	0.2
Kazakhstan	62	0.2	-	-
Canada	61	0.1	60	0.2
South Korea	47	0.1	112	0.3
Brazil	36	0.1	75	0.2
Subtotal	3,964	9.2	3,724	10.5
Other international	227	0.5	329	1.0
Globally diversified	11,263	26.2	9,587	27.1

Total Non-United States	15,454	35.9	13,640	38.6

Grand Total	43,048	100.0	35,370	100.0

(18)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

As of December 31, 2007 and 2006, the insured portfolio was diversified by type of insured obligation as shown in the following table (in millions):

(in $ millions)	Outstanding par $	% of Outstanding par	Outstanding par $	% of Outstanding par
	12/31/07		12/31/06
Global Public Finance:

United States
General obligation	3,435	8.0	3,651	10.3
Utilities	2,068	4.8	2,369	6.7
Health care	1,607	3.7	1,921	5.4
Special revenue	1,399	3.3	1,755	5.0
Transportation	1,582	3.7	1,670	4.7
Higher education	385	0.9	421	1.2
Housing	304	0.7	327	0.9
Investor-owned utilities	305	0.7	324	0.9

Total United States	11,085	25.8	12,438	35.1

Non-United States
Transportation	669	1.6	741	2.1
Sovereign	695	1.6	587	1.6
Utilities	490	1.1	480	1.4
Investor-owned utilities	191	0.4	174	0.5
Sub sovereign	22	0.1	26	0.1
Health care	2	0.0	25	0.1
Housing	8	0.0	8	0.0
Higher education	2	0.0	2	0.0

Total Non-United States	2,079	4.8	2,043	5.8

Total Global Public Finance	13,164	30.6	14,481	40.9

(19)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

(in $ millions)	Outstanding par $	% of Outstanding par	Outstanding par $	% of Outstanding par
	12/31/07		12/31/06
Global Structured Finance:

United States
CDO, CLO & CBO	13,935	32.4	6,621	18.7
Mortgage-backed:
Home equity	444	1.0	461	1.3
First mortgage	92	0.2	88	0.3
Other	42	0.1	73	0.2
Asset-backed:
Auto	224	0.5	400	1.2
Credit cards	73	0.2	127	0.4
Other	262	0.6	204	0.6
Leasing	15	0.0	16	0.0
Pooled corp. obligations and other	1,408	3.3	1,285	3.6
Financial risk	14	0.0	18	0.0

Total United States	16,509	38.3	9,293	26.3

Non-United States
CDO, CLO & CBO	11,070	25.7	9,529	26.9
Mortgage-backed:
First mortgage	480	1.1	528	1.5
Home equity	70	0.2	121	0.4
Other	545	1.3	291	0.8
Asset-backed:
Other	133	0.3	136	0.4
Leasing	19	0.0	19	0.1
Auto	10	0.0	10	0.0
Pooled corp. obligations and other	864	2.0	775	2.2
Financial risk	184	0.4	187	0.5

Total Non-United States	13,375	31.1	11,596	32.8

Total Global Structured Finance	29,884	69.4	20,889	59.1

Grand Total	43,048	100.0	35,370	100.0

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ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

20.	Taxation

Under current Bermuda law, the Company is not required to pay any income or capital gains taxes in Bermuda.  The Company has received an assurance from the Minister of Finance of Bermuda under The Exempted Undertakings Tax Protection Act of 1966 of Bermuda that in the event of any such taxes being imposed, the Company will be exempted until 2016.

21.	Retirement plans

ChannelRe has established a qualified defined contribution retirement plans and trust agreement, the ChannelRe Retirement Plans (“The Plans”).

The Plans are managed externally and employees and ChannelRe contribute a certain percentage of the employee’s gross salary into The Plans each month.  ChannelRe’s administrative expense for The Plans totalled $18 thousand for the year ended December 31, 2007 (2006 - $11 thousand, 2005 - $15 thousand).

22.	Related party transactions

The Company through its investment in ChannelRe is party to agreements with two of its shareholders or their affiliates.

ChannelRe entered into a Master Agreement with MBIA Insurance Corporation ("MBIA") on February 12, 2004, under which MBIA has granted ChannelRe a preferential right to reinsure certain financial guarantee business.  ChannelRe pays a ceding commission to MBIA on all financial guarantee business originating with MBIA and insured by or ceded to ChannelRe.  Under certain circumstances MBIA has the option to increase this ceding commission – see note 23.  In conjunction with the execution of the Master Agreement, on February 12, 2004, ChannelRe and MBIA also entered into a Comprehensive Automatic Treaty Reinsurance Agreement (amended effective July 1, 2006) and a Master Facultative Reinsurance Agreement, which address more specifically the reinsurance arrangements between ChannelRe and MBIA.  Currently all of ChannelRe’s business is assumed under these agreements.  During 2007, MBIA ceded premium of $51.3 million to ChannelRe (2006 - $44.9 million, 2005 - $57.3 million) which resulted in commission expenses of $11.7 million (2006 - $10.4 million, 2005 - $13.5 million).

ChannelRe entered into a Technical Support Agreement with MBIA on February 12, 2004, under which MBIA provides certain pricing and portfolio management models and delivers certain other services.  On the fifth and tenth anniversary of the agreement, ChannelRe will pay MBIA a technical service fee in an amount equal to 2.4225% of ChannelRe’s cumulative net income (excluding the technical support fees due to MBIA and the inducement fees due to RUM – see below) for the prior five-year period, subject to certain limits.  As ChannelRe had a cumulative deficit as of December 31, 2007, ChannelRe recorded a negative expense of $(3.8) million for the year ended December 31, 2007 (2006 - $1.6 million, $2005 - $1.1 million) related to this agreement.  At December 31, 2007, ChannelRe had accrued a payable of $nil (December 31, 2006 - $3.8 million, December 31, 2005 - $2.2 million) related to this agreement.

ChannelRe entered into an Investment Manager Agreement with an affiliate of MBIA, MBIA Capital Management Corp. ("MBIA Capital"), on February 12, 2004, under which MBIA Capital manages the investments of ChannelRe.  The agreement is cancellable on 30 days notice by either party. During 2007, ChannelRe incurred an expense of $1.0 million (2006 -$1.0 million, 2005 - $0.8 million) under this agreement.

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ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

ChannelRe entered into a Services Agreement with an affiliate of RenaissanceRe Holdings Ltd., Renaissance Underwriting Managers, Ltd. ("RUM"), on February 12, 2004, under which RUM provides ChannelRe with office space, services and equipment. ChannelRe is obligated to reimburse RUM for any expenses incurred by RUM in providing these services. For 2007, reimbursable expenses totalled $0.2 million (2006 - $0.2 million, 2005 - $0.2 million). On the fifth and tenth anniversary of the agreement, ChannelRe will also pay RUM an inducement fee in an amount equal to 1.8275% of ChannelRe’s cumulative net income (excluding the technical support fees due to MBIA and the inducement fees due to RUM) for the prior five-year period. As ChannelRe had a cumulative deficit as of December 31, 2007, ChannelRe recorded a negative expense of $(2.9) million for the year ended December 31, 2007 (2006 - $1.2 million, 2005 - $0.9 million) for RUM’s inducement fee.  At December 31, 2007, ChannelRe had accrued a payable of $nil (2006 - $2.9 million, 2005 - $1.7 million) for the inducement fee.

The significant net loss incurred during the year, primarily due to derivative mark-to-market losses, reduced ChannelRe’s cumulative net income to date (excluding service fees) from $157 million as of December 31, 2006 to a cumulative net loss of $481 million as of December 31, 2007.  This resulted in the ‘negative’ service fee charge (revenue) of $6.7 million for the year ended December 31, 2007. Service fees are included in operating expenses in the consolidated statements of operations.

23.	Fair value of financial instruments

The estimated fair value amounts of financial instruments shown in the following table have been determined using available market information and appropriate valuation methodologies.  Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fixed-maturity securities
The fair value of fixed-maturity securities is based upon quoted market prices, if available.  If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.  Management perceives the market value to approximate the carrying value.

Short-term investments
The fair value of short-term investments is based upon quoted market prices, if available.  If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.  Fair value approximates cost due to the short maturity of these investments.  Management perceives the market value to approximate the carrying value.

Cash and cash equivalents, restricted cash, receivable for investments sold, and payable for investments purchased
The carrying amounts of these items are reasonable estimates of their fair value.  Management perceives the market value to approximate the carrying value.

Deferred premium revenue
The carrying amount of deferred premium revenue represents the future earned premium revenue on policies where the premium was received at the inception of the policy and the risk is not yet expired. The fair value of the deferred premiums is estimated to be the market value that would be received in the reinsurance market under current market conditions as the premiums primarily relate to public finance exposures which are not subject to the uncertainties in the subprime markets. Management perceives the market value to approximate the carrying value.

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ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

Loss and loss adjustment expense reserves
The carrying amount is fair value, which is comprised of the present value of the expected cash flows for specifically identified claims and an unallocated reserve for potential losses in the ChannelRe reinsured portfolio.  Credit impairments on derivative contracts are reflected in derivative liabilities.

Instalment premiums
Consistent with industry practice in 2007, there is no carrying amount for future instalment premiums since premiums will be received on an instalment basis over the term of the reinsurance contract. The fair value is derived by calculating the present value (discounted at 5%) of the estimated future cash flow streams from policies currently reinsured.

Derivative assets
The carrying amount of the contingent capital facility put option is deemed to be the equivalent of fair value which is estimated based on management’s assessment of valuations received from an investment bank which uses quoted market values (if available), or the market trades of similar financial instruments (if available) and/or broker quotes.

Derivative liabilities
The carrying amount of reinsured credit derivatives is deemed to be the equivalent of fair value.  As quoted market prices are generally unavailable, fair value is determined by use of an MBIA internally developed model which is believed to approximate prices that would be generated in the financial guaranty market for a similar transaction.  ChannelRe records its share of the MBIA generated mark.  Management reviews the mark for reasonableness.

	Carrying amount $	Estimated fair value $	Carrying amount $	Estimated fair value $
	12/31/07		12/31/06
Assets:
Fixed-maturity securities	500,948	500,948	508,040	508,040
Short-term investments	146,204	146,204	111,285	111,285
Cash and cash equivalents	27,991	27,991	11,290	11,290
Restricted cash	4,252	4,252	18,310	18,310
Derivative assets	60,000	60,000	220	220

Liabilities:
Deferred premium revenue	148,534	148,534	163,922	163,922
Loss and loss adjustment expensereserve	37,370	37,370	20,779	20,779
Derivative liabilities	752,113	752,113	Nil	Nil

Off-Balance Sheet Instruments:
Present value of Instalment premiums (before ceding commission) (1)	Nil	290,299	Nil	221,945

(1)	Included in this amount as at December 31, 2007 is approximately $9 million relating to seven contracts currently reinsured by Channel Re which may be returned to MBIA as described in note 3.

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ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

24.	Subsequent events

On February 14, 2008, S&P released a rating action on ChannelRe placing the Company’s AAA rating on CreditWatch negative. On June 3, 2008, S&P downgraded ChannelRe’s credit rating to AA with negative outlook. On February 22, 2008 Moody’s downgraded the insurance financial strength rating of ChannelRe to Aa3 (negative outlook) from Aaa.  Moody’s also downgraded the rating of the ChannelRe’s contingent capital facility, the Two Rock ABC Trust (see Note 5), to A3 (negative outlook) from Aa3.

ChannelRe’s rating downgrades have triggered a clause in ChannelRe’s reinsurance agreement with MBIA, whereby MBIA, at their option, may terminate the reinsurance agreement and take back the entire book of business or alternatively, at their option, increase the ceding commission charged to ChannelRe on a prospective basis.

The Company is currently considering its future strategic options to address the Company’s deficiency in assets and the slow down in ChannelRe’s business. In May 2008, ChannelRe and MBIA reached an agreement in principle that includes, among other things, the cancellation of seven reinsurance transactions previously assumed by ChannelRe and the stipulation that MBIA will not exercise its option to increase its ceding commissions charged to ChannelRe.

In late February 2008, MBIA announced that it will not underwrite any structured finance transactions for approximately six months. Additionally, insured transactions in the public finance market have declined significantly since December 31, 2007.  This will result in a significantly lower volume of new reinsurance business being ceded by MBIA to ChannelRe.

In May 2008, MBIA announced their financial results for the first quarter of 2008.  This included revised estimates of credit impairments on CDS contracts of $153 million which have been incorporated into ChannelRe’s CDS impairment estimates as of December 31, 2007 as disclosed in note 5. ChannelRe has concluded that the revised estimates of impairments represent improved estimates of expected losses at December 31, 2007 and has therefore reflected those revised estimates in these financial statements.  MBIA also announced a significant increase in its mark-to-market losses and, therefore, ChannelRe expects a significant increase in its mark-to-market losses during the first quarter of 2008.  These mark-to-market losses are deemed to represent changes in credit spreads that occurred subsequent to December 31, 2007 and, therefore, are not included in these financial statements.

On June 4, 2008, Moody’s announced that it has placed the Aaa financial strength rating of MBIA on review for possible downgrade. On June 5, 2008, S&P downgraded its financial strength rating of MBIA to AA from AAA and placed MBIA’s rating on CreditWatch with negative implications. The downgrade of MBIA will further reduce the future business prospects for MBIA and, in turn, ChannelRe.

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